UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) January 31, 2005
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 31, 2005, the registrant issued the following press release naming Charles S. Mellen Vice President, Global Marketing.
CONTACTS:	Tina Benik Vice President, Legal and Human Resources 401-333-1200
Investor Relations: Financial Dynamics Melissa Myron/Rachel Albert 212-850-5600

FOR IMMEDIATE RELEASE

A.T. CROSS NAMES CHARLES S. MELLEN VICE PRESIDENT,
GLOBAL MARKETING

Lincoln, RI - January 31, 2005 - A.T. Cross Company (AMEX: ATX) today announced that Charles (Chad) S. Mellen has joined the Company as Vice President, Global Marketing. Mellen will report to David G. Whalen, President and Chief Executive Officer of A.T. Cross and will serve on the Company's Senior Management Team.

In this position, Mellen will be responsible for creating and directing marketing and new product development programs that build brand momentum and grow sales and profitability on a global basis. Key components of this effort will include brand positioning and advertising, product strategy and design, public relations and e-commerce.

Mellen has almost 20 years of experience in leading marketing, product development and consumer-based programs for internationally-recognized, high-growth branded companies. Most recently, he was Vice President of Marketing for Tumi, Inc., where he was responsible for the global positioning, strategy and communications programs for this international luxury brand, as well as new product development. In that capacity, over an eight year period, he helped to more than double revenue during a highly challenging time for the travel industry. Prior to Tumi, Mellen was the Director of Business Development and Director for Men's Products and Footwear for Coach, Inc. Mellen also spent a number of years earlier in his career with Kurt Salmon Associates, Inc., a strategic consulting firm.

Mellen is a graduate of The Wharton School, University of Pennsylvania

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "We are delighted that Chad has joined Cross. His track record of driving top-line growth through new products and brand-building programs is impressive. We look forward to the exciting contributions that he will make to our company."

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: January 31, 2005	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer